MACDONALD TUSKEY
CORPORATE AND SECURITIES LAWYERS

Suite 1210, 777 Hornby Street	Telephone: (604) 689-1022
Vancouver, B.C.	Facsimile: (604) 681-4760
V6Z 1S4 CANADA	Email: info@wlmlaw.ca

June 16, 2007

General Metals Corporation
615 Sierra Rose Drive
Reno, NV 89511

Dear Sirs:

Re:	Registration Statement on Form S-8

                         We are counsel to General Metals Corporation (the "Company"), a corporation incorporated under the laws of the State of Delaware. In such capacity, we have reviewed the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 17,000,000 common shares (each, a "Share") in the capital of the Company, of which (i) 12,500,000 Shares are issuable pursuant to the Company’s 2008 Stock Plan; (ii) up to 4,000,000 Shares are issuable pursuant to a consulting agreement with Pyramid Business Advisors LLC; and (iii) 500,000 Shares are issuable pursuant to a consulting agreement with Global Capital Partners LLC (collectively, the “Consulting Agreements”).

                         We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

                         Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued under the Company’s 2008 Stock and/or the Consulting Agreements, and subsequently sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the 2008 Stock Plan or the Consulting Agreements, validly issued, fully paid and non-assessable.

                         We are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation.

                         This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the States of New York and Washington.

MACDONALD TUSKEY
CORPORATE AND SECURITIES LAWYERS

exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                         This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

W.L. MACDONALD LAW CORPORATION

/s/ W.L. Macdonald Law Corporation